Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of IN8bio, Inc. of our report dated March 30, 2023, on our audits of the financial statements of IN8bio, Inc. as of December 31, 2022 and 2021 and for the years then ended, which report appears in IN8bio, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2022. Our audit report includes an explanatory paragraph relating to IN8bio, Inc.’s ability to continue as a going concern.

/s/ CohnReznick LLP

Tysons, Virginia

August 18, 2023